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                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [X]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                 PREFERRED INCOME MANAGEMENT FUND INCORPORATED
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                (Name of Registrant as Specified in Its Charter)

                                 Horejsi, Inc.
                            Lola Brown Trust No. 1B
                             Badlands Trust Company
                         Stewart R. Horejsi Trust No. 2
                               Stewart R. Horejsi
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per-unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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               SUPPLEMENT TO PROXY STATEMENT DATED MARCH 17, 1998
                       IN OPPOSITION TO THE MANAGEMENT OF
                 PREFERRED INCOME MANAGEMENT FUND INCORPORATED

April 6, 1998

     This Supplement (the "Supplement") amends and supplements the Proxy Statement dated March 17, 1998 (the "Original Proxy Statement") of Horejsi, Inc. ("HI") and the other soliciting shareholders named therein and herein (collectively, the "Soliciting Shareholders") previously furnished in opposition to the management of the Preferred Income Management Fund Incorporated (the "Fund"). The Soliciting Shareholders are soliciting your proxy in connection with the election of their two nominees, Stewart R. Horejsi and James G. Duff, as directors at the Fund's Annual Meeting of Shareholders, and any adjournments or postponements thereof (the "Annual Meeting"), scheduled to be held on April 17, 1998 at 9:00 a.m. at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, 47th Floor, New York, New York 10022.

     This Supplement updates and supplements certain information set forth in the Original Proxy Statement. Except as modified herein, the information contained in the Original Proxy Statement remains unchanged. You may obtain copies of the Original Proxy Statement and additional copies of this Supplement and the BLUE proxy card by contacting Georgeson & Company, Inc. at 1-800-223-2064.

                                   IMPORTANT

     Please sign, date and return the BLUE proxy card today in the enclosed, postage pre-paid envelope. The Soliciting Shareholders recommend a vote FOR Messrs. Horejsi and Duff in connection with the election of directors.

     If the enclosed BLUE proxy card is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Unless instructions to the contrary are marked thereon, a proxy will be voted FOR the election of the Soliciting Shareholders' nominees for director and FOR the ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for the Fund for the fiscal year ending November 30, 1998. If you have already executed and returned a BLUE proxy card to Georgeson & Company Inc., then you do not need to send in an additional BLUE proxy card.
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ADDITIONAL INFORMATION CONCERNING THE SOLICITING SHAREHOLDERS

     In addition to HI, the Lola Brown Trust No. 1B (the "Brown Trust"), Badlands Trust Company ("Badlands"), the Stewart R. Horejsi Trust No. 2 (the "Stewart Horejsi Trust") and Mr. Horejsi, the Ernest Horejsi Trust No. 1B, a trust organized under the laws of Kansas by Ernest Horejsi for the benefit of his children and grandchildren (the "Ernest Horejsi Trust"), is being added as a Soliciting Shareholder. The trustees of the Ernest Horejsi Trust are Badlands, Susan Ciciora and Larry Dunlap. Such trustees may be deemed to control the Ernest Horejsi Trust and may be deemed to possess indirect beneficial ownership of the shares of Common Stock of the Fund held by the Ernest Horejsi Trust. However, none of the trustees, acting alone, can vote or exercise dispositive authority over shares held by the Ernest Horejsi Trust. Accordingly, Badlands, Ms. Ciciora and Mr. Dunlap disclaim beneficial ownership of the shares of Common Stock beneficially owned, directly or indirectly, by the Ernest Horejsi Trust. The business address of the Ernest Horejsi Trust is located at 122 South Phillips Avenue, Suite 220, Sioux Falls, South Dakota 57104.

     The Ernest Horejsi Trust entered into an agreement, dated as of March 27, 1998, with Van Dellen Steel Inc. pursuant to which on March 31, 1998 the Ernest Horejsi Trust acquired 15,434 shares of Common Stock from Van Dellen Steel Inc. for aggregate consideration of $239,227. The Ernest Horejsi Trust also entered into an agreement, dated as of March 27, 1998, with Commerce Bancshares Inc. pursuant to which on March 31, 1998 the Ernest Horejsi Trust acquired 237,100 shares of Common Stock from Commerce Bancshares Inc. for aggregate consideration of $3,675,050. In connection with such purchases, each of the sellers executed an irrevocable proxy in favor of the Ernest Horejsi Trust, each of its trustees, Stephen C. Miller and Mr. Horejsi to vote such seller's shares at the Annual Meeting. Except as described above, the Ernest Horejsi Trust has not purchased or sold any shares of Common Stock during the past two years.

     By virtue of the relationships described above and in the Original Proxy Statement, HI, the Brown Trust, Badlands, the Stewart Horejsi Trust and the Ernest Horejsi Trust may be deemed to constitute a group. HI disclaims beneficial ownership of the shares of Common Stock directly beneficially owned by the Brown Trust, Badlands and the Ernest Horejsi Trust; the Brown Trust disclaims beneficial ownership of the shares of Common Stock directly beneficially owned by HI, Badlands and the Ernest Horejsi Trust; Badlands and the Stewart Horejsi Trust both disclaim beneficial ownership of the shares of Common Stock directly beneficially owned by HI, the Brown Trust and the Ernest Horejsi Trust; and the Ernest Horejsi Trust disclaims beneficial ownership of the shares of Common Stock directly beneficially owned by HI, the Brown Trust and Badlands.

QUESTIONS

     Questions and requests for assistance in completing or delivering the BLUE proxy card may be directed to Georgeson & Company Inc. at the following address and telephone numbers:

                           [Georgeson & Company logo]
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

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

                               STEWART R. HOREJSI

                                                                   April 6, 1998

Dear Fellow Shareholders:

     You may wonder why Flaherty & Crumrine, the Preferred Income Management Fund's investment advisors, are spending your money to keep us from electing 2 out of 6 directors. I'll tell you why -- I believe that they only want to protect their fees -- a total of $1.4 million per year.

     All we're asking is for you to support us in electing 2 directors out of 6. We are not seeking to change the Fund's investment policies now and will not do so without study of what will be best for the Fund's owners. After that, any change would be made only to address market conditions, and, more importantly, only if the Board and the owners approve it in a future vote.

     You may wonder why we are spending our money to elect 2 out of 6 directors. I'll tell you why. WE THINK YOU, AND WE, WILL BE BETTER SERVED HAVING 2 DIRECTORS WHO REPRESENT THE INTERESTS OF ALL FUND OWNERS rather than having all 6 directors involved with the Fund's manager, Flaherty & Crumrine.

     What we want, and what we think a majority of the shareholders want, is the best Fund PERFORMANCE for each dollar invested.

     1. WE WANT THE MAXIMUM AFTER TAX RETURN ON OUR INVESTMENT. We believe that Flaherty & Crumrine are only willing to invest in preferred stocks because that's their area of expertise. That may be a limiting factor for them, but it need not be for our Fund.

     2. WE WANT 2 DIRECTORS WHO RECOGNIZE THAT THINGS CHANGE. We want directors who recognize that tax laws change -- market conditions change -- all factors affecting investments change. Our Fund needs some directors who are at least willing to consider changing investment policies in reaction to these changes.

     3. WE WANT 2 DIRECTORS WHOSE ONLY RESPONSIBILITY IS TO THE OWNERS -- US AND YOU. All 6 of the other existing directors get a lot more money from Flaherty & Crumrine or other entities managed by Flaherty & Crumrine than they do from our Fund. We believe this presents a dangerous conflict of interest. Our nominees will only be obligated to our Fund.

     4. WE WANT 2 DIRECTORS WHO WILL TAKE OUR FUND WHERE THE RETURNS ARE BEST, NOT JUST WHERE THE FEES ARE. Because Flaherty & Crumrine collect their fees from managing preferred stocks, they have invested the Fund's assets primarily in preferred stocks since the Fund was formed. Because of this, the money invested in the Fund did not participate in the greatest bull market in history.

     5. WE WANT 2 DIRECTORS WHO COMPARE THE PERFORMANCE OF OUR FUND TO ALL FUNDS. Flaherty & Crumrine want to "stick to their knitting" -- and continue to produce returns that lag behind many common stock funds. To brag that they've performed well among a group of underperformers doesn't help our owners. Compared to all funds, our Fund's performance is not very impressive. Of course, neither we nor Flaherty & Crumrine can promise you any particular return on your investment. But we think it is time to consider looking elsewhere in the market for better results.

     6. WE WANT DIRECTORS WHO WILL INVEST THEIR OWN MONEY IN OUR FUND. The companies and trusts I manage have invested over $50 million in the Fund. We want to ensure that it will perform well. I think you and we will be better served by directors who eat their own cooking. Management's 2 director nominees own only 508 shares and 1000 shares, respectively, of the Fund. If these gentlemen thought the Fund was going in the right direction, wouldn't they buy more shares? They didn't even buy more shares when the Fund was selling at a 15% discount from net asset value.

                  LOOK CLOSELY AT FLAHERTY & CRUMRINE'S CLAIMS

     1. MESSRS. FLAHERTY AND CRUMRINE ARE THE OWNERS OF THE FUND'S MANAGER AND FLAHERTY & CRUMRINE HANDPICKED THE CHAIRMAN OF THE BOARD AND ALL OF ITS DIRECTORS.

     2. THE FUND'S MANAGEMENT IS SEEING GHOSTS. They accuse us of attempting a hostile takeover of the Fund. All we're asking for is 2 directors out of 6. We own 41% of the common stock, but are only asking for 33% of the directors.

     3. WE'RE NOT HOSTILE -- ALL WE WANT IS FOR YOU TO HAVE THE RIGHT TO CHOOSE BETWEEN 2 SLATES OF DIRECTORS. In the past you could either vote for Flaherty & Crumrine's nominees -- or against them. Now you can vote for their 2 or our 2. That's not hostile, that's democracy. Eliminating my board seat for asking them to even consider another idea -- that's hostile.

     4. THE FUND'S MANAGEMENT IS RESORTING TO SCARE TACTICS. We would never support investing in high-risk, troubled companies, as they threaten. We can imagine opportunities to invest in undervalued companies, but will only recommend investments that, in addition to offering good potential, are not high risk and are appropriate for mutual funds. We don't want to subject our $50 million investment to high risk. We want our investment to increase in value -- and if it does, so will yours.

     5. THE FUND'S MANAGEMENT ACCUSES US OF TAX PLANNING. Our interest is to maximize our after-tax return, which we believe is the same interest all of the Fund's owners have.

     6. WE WANT DIRECTORS WHO THINK LIKE OWNERS. It's hard to believe that the management directors, with their small investment in the Fund, will better decide what's best for the Fund than we can. Their loyalty will naturally go to Flaherty & Crumrine who ensures they collect huge fees from the Fund and other Flaherty & Crumrine managed funds.

     WE WANT PERFORMANCE.

     THEY WANT FEES.

     WHICH DO YOU WANT?

     We ask you to help us elect 2 directors that represent all owners of the Fund -- not the management company. Vote the enclosed BLUE proxy card today. Even if you've already voted, this is your chance to make your vote count.

                                            Sincerely,

                                            /s/ STEWART R. HOREJSI
                                            Stewart R. Horejsi

                                   IMPORTANT

     Please sign, date and return your BLUE PROXY CARD today in the enclosed postage paid envelope. If you have questions or need assistance in voting your shares, please contact our proxy solicitor, Georgeson & Company Inc. at 1-800-223-2064.

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